Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE RESTATED CERTIFICATE OF INCORPORATION
OF
ROYAL GOLD, INC.
     Royal Gold, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
     ONE: The name of the corporation is Royal Gold, Inc., a Delaware corporation (the “Corporation”).
     TWO: The board of directors of the Corporation, in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the Restated Certificate of Incorporation of the Corporation and the Amended and Restated Bylaws of the Corporation, duly adopted resolutions proposing the amendment set forth below to the Restated Certificate of Incorporation of the Corporation (“Amendment”) to amend and restate “Article FOURTH (a)” of the Restated Certificate of Incorporation of the Corporation, declaring said Amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the officers of the Corporation to submit this Amendment to the holders of the voting capital stock of the Corporation for their approval.
     THREE: The stockholders of the voting capital stock of the Corporation have approved this Amendment to the Restated Certificate of Incorporation of the Corporation at an annual meeting of the stockholders in accordance with Section 242 of the DGCL, the Restated Certificate of Incorporation of the Corporation and the Amended and Restated Bylaws of the Corporation.
     FOUR: This Certificate of Amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.
     FIVE: Article “FOURTH (a)” of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:
“FOURTH. (a) The total number of shares of stock which the corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, each share having a par value of $.01 and (ii) 10,000,000 shares of preferred stock, each share having a par value of $.01.”
     SIX: Except as amended hereby, the provisions of the Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by an authorized officer this 8th day of November, 2007.

ROYAL GOLD, INC.
By:	/s/ Bruce C. Kirchhoff
	Name:	Bruce C. Kirchhoff
	Title:	Vice President and General Counsel

ATTEST:
By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary